Exhibit 10.7

AMENDED AND RESTATED

THROUGHPUT AND DEFICIENCY AGREEMENT

by and between

PHILLIPS 66 CARRIER LLC

and

PHILLIPS 66 COMPANY

for

the Hartford Connector Pipeline

i

Exhibit A – Commodities

Exhibit B – Dispute Resolution Procedures

ii

AMENDED AND RESTATED

THROUGHPUT AND DEFICIENCY AGREEMENT

This amended and restated throughput and deficiency agreement is made and entered into as of the Effective Date by and between PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”), and PHILLIPS 66 COMPANY, a Delaware corporation (“Company”), and amends and restates that certain Throughput and Deficiency Agreement (the “Original Agreement”) originally entered into as of August 25, 2008, by and between Phillips 66 Pipeline LLC (formerly known as ConocoPhillips Pipe Line Company and in this Agreement called “P66 Pipeline”) and ConocoPhillips Company (“ConocoPhillips”).

Recitals

WHEREAS, at the date of the Original Agreement, P66 Pipeline owned and operated a refined petroleum product pipeline system (the “Pipeline”) extending from a refinery then operated by ConocoPhillips at Roxana, Illinois (the “Wood River Refinery”), to Carrier’s refined petroleum products terminal facility located at 2105 South Delmar Avenue, Hartford, Illinois 62048 (the “Terminal”), and from the Terminal to Explorer Pipeline at Wood River, Illinois (“Explorer”);

WHEREAS, pursuant to the Original Agreement, ConocoPhillips agreed to deliver refined petroleum products to an Origin Point at the Wood River Refinery for transportation on the Pipeline to the Terminal, and further agreed to deliver, or cause to be delivered, refined petroleum products to an Origin Point at the Terminal for onward transportation;

WHEREAS, as of April 26, 2012, Company became the operator of the Wood River Refinery and ConocoPhillips assigned to Company, and Company accepted, ConocoPhillips’ rights and obligation under the Original Agreement;

WHEREAS, as of May 31, 2013, Carrier acquired the Pipeline and the Terminal and P66 Pipeline assigned to Carrier, and Carrier accepted, P66 Pipeline’s rights and obligations under the Original Agreement; and

WHEREAS, Carrier and Company desire to amend and restate the Original Agreement as of the Effective Date upon the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Carrier and Company agree as follows:

Article I. Defined Terms

Section 1.01 Defined Terms.

The following definitions shall for all purposes apply to the capitalized terms used in this Agreement:

(a)	“Agreement” means this Amended and Restated Throughput and Deficiency Agreement, together with all exhibits attached hereto, as the same may be extended, supplemented or restated from time to time in accordance with the provisions hereof.

(b)	“Argus” means Argus Media Ltd. or any of its subsidiaries.

(c)	“Barrel” means 42 Gallons.

(d)	“Business Day” means any Day except for Saturday, Sunday or an official holiday in the State of Texas.

(e)	“Calendar Quarter” means a period of three consecutive Months beginning on the first Day of each of January, April, July and October.

(f)	“Carrier” has the meaning set forth in the introductory paragraph.

(g)	“Carrier Affiliated Parties” means Carrier, Phillips 66 Partners LP and their respective contractors and the directors, officers, employees and agents of each of them.

(h)	“Carrier Tariff” means Carrier’s Illinois Commerce Commission Tariff No. [ ] or Carrier’s FERC Tariff No. [ ], as applicable, and any supplements thereto or reissues thereof.

(i)	“Claims” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

(j)	“Commitment” means the Minimum Hartford Quarterly Transportation Commitment and the Minimum Wood River Quarterly Transportation Commitment, as applicable.

(k)	“Commodity” or “Commodities” means any of the commodities identified in Exhibit A.

(l)	“Company” has the meaning set forth in the introductory paragraph.

(m)	“ConocoPhillips” has the meaning set forth in the introductory paragraph.

(n)	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(o)	“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to local time in Houston, Texas.

(p)	“Effective Date” means the date of the closing of the initial public offering of common units representing limited partner interests of Phillips 66 Partners LP.

(q)	“Explorer” has the meaning set forth in the Recitals.

(r)	“FERC” means the United States Federal Energy Regulatory Commission.

(s)	“Force Majeure” means: (i) acts of God, fires, floods or storms; (ii) compliance with orders of courts or Governmental Authorities; (iii) explosions, wars, terrorist acts or riots; (iv) inability to obtain or unavoidable delays in obtaining material or equipment; (v) accidental disruption of service; (vi) events or circumstances similar to the foregoing (including inability to obtain or unavoidable delays in obtaining material or equipment and disruption of service provided by third parties) that prevent a Party’s ability to perform its obligations under this Agreement, to the extent that such events or circumstances are beyond the Party’s reasonable control and could not have been prevented by the Party’s due diligence; (vii) strikes, lockouts or other industrial disturbances; and (viii) breakdown of refinery facilities, machinery, storage tanks or pipelines irrespective of the cause thereof.

(t)	“Gallon” means a United States gallon of two hundred thirty-one cubic inches of liquid at 60º Fahrenheit, and at the equivalent vapor pressure of the liquid.

(u)	“Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.

(v)	“Hartford Base Capacity” has the meaning set forth in Section 3.05(b).

(w)	“Hartford Quarterly Deficiency Payment” has the meaning set forth in Section 3.02(b).

(x)	“Hartford Reservation Fee” has the meaning set forth in Section 3.05(b).

(y)	“Hartford Reserved Capacity” has the meaning set forth in Section 3.05(b).

(z)	“Hartford Surplus Capacity” has the meaning set forth in Section 3.05(b).

(aa)

“Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes, ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

(bb)	“Loss Allowance Fee” has the meaning set forth in Section 4.01(a).

(cc)	“Minimum Hartford Quarterly Transportation Commitment” has the meaning set forth in Section 3.02(a).

(dd)	“Minimum Wood River Quarterly Transportation Commitment” has the meaning set forth in Section 3.01(a).

(ee)	“Month” or “Monthly” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including 0000 hours on the first Day of the following calendar month, according to local time in Houston, Texas.

(ff)	“Non-Conforming Commodity” means any Commodity that fails to meet specifications established by Carrier for pipeline transportation of that Commodity (or in the absence of Carrier specifications, specifications established by Phillips 66 Pipeline LLC for such Commodity).

(gg)	“Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to local time in Houston, Texas.

(hh)	“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement.

(ii)	“Original Agreement” has the meaning set forth in the introductory paragraph.

(jj)	“Origin Point” means each of the pipeline connection points located at Roxanna, Illinois, and Hartford, Illinois (or such other point(s) as Carrier may establish) on the Pipeline where a Commodity may be accepted for shipment on the Pipeline.

(kk)	“P66 Pipeline” has the meaning set forth in the introductory paragraph.

(ll)	“Parties” means Carrier and Company, collectively.

(mm)	“Partnership Change in Control” means Phillips 66 ceases to Control the general partner of Phillips 66 Partners LP.

(nn)	“Party” means Carrier or Company, individually.

(oo)	“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

(pp)	“Pipeline” has the meaning set forth in the Recitals.

(qq)	“Quarterly Transportation Credit” has the meaning set forth in Section 3.03.

(rr)	“Tariff Rate” means the rate applicable from time to time to the shipment of a Commodity through the Pipeline under the terms of the Carrier Tariff, which shall be the rate in effect at the Effective Date, adjusted from time to time as provided in Section 4.01.

(ss)	“Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

(tt)	“Terminal” has the meaning set forth in the Recitals.

(uu)	“Wood River Refinery” has the meaning set forth in the Recitals.

(vv)	“Wood River Base Capacity” has the meaning set forth in Section 3.05(a).

(ww)	Wood River Quarterly Deficiency Payment” has the meaning set forth in Section 3.01(b).

(xx)	“Wood River Reservation Fee” has the meaning set forth in Section 3.05(a).

(yy)	“Wood River Reserved Capacity” has the meaning set forth in Section 3.05(a).

(zz)	“Wood River Surplus Capacity” has the meaning set forth in Section 3.05(a).

Section 1.02 Other Defined Terms.

Other terms may be defined elsewhere in this Agreement, and, unless otherwise indicated, shall have such meanings throughout this Agreement.

Section 1.03 Terms Generally.

The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise.

Article II. Term and Termination

Section 2.01 Term.

This Agreement, as amended and restated, shall be effective on the Effective Date and shall expire on December 31, 2030.

Section 2.02 Termination Following a Force Majeure Event.

If a Force Majeure event prevents Carrier or Company from performing its respective obligations under this Agreement for a period of more than 12 consecutive Months, this Agreement may be terminated by either Party at any time after the expiration of such 12-Month period upon at least 30 Days’ Notice to the other Party.

Article III. Minimum Commitments

Section 3.01 Minimum Wood River Quarterly Transportation Commitment.

(a)	During each Calendar Quarter, Company shall tender at the Origin Point at the Wood River Refinery an aggregate average of at least 43,000 Barrels per Day of Commodities for transportation to or through the Terminal, in approximately ratable quantities (such average, the “Minimum Wood River Quarterly Transportation Commitment”) at the applicable Tariff Rate in effect at the time of the tender.

(b)	If Company fails to meet its Minimum Wood River Quarterly Transportation Commitment during any Calendar Quarter, then Company will pay Carrier a deficiency payment (the “Wood River Quarterly Deficiency Payment”) equal to the volume of the deficiency multiplied by the Tariff Rate in effect for the relevant Calendar Quarter.

Section 3.02 Minimum Hartford Quarterly Transportation Commitment.

(a)	During each Calendar Quarter, Company shall tender at the Origin Point at the Terminal an average of at least 16,000 Barrels per Day of Commodities for transportation to Explorer, in approximately ratable quantities (such average, the “Minimum Hartford Quarterly Transportation Commitment”) at the applicable Tariff Rate in effect at the time of the tender.

(b)	If Company fails to meet its Minimum Hartford Quarterly Transportation Commitment during any Calendar Quarter, then Company will pay Carrier a deficiency payment (the “Hartford Quarterly Deficiency Payment”) equal to the volume of the deficiency multiplied by the Tariff Rate in effect for the relevant Calendar Quarter.

Section 3.03 Quarterly Transportation Credit.

If the volume delivered by Company to Carrier for transportation on the pipeline segment from the Wood River Refinery to the Terminal, or the pipeline segment from the Terminal to Explorer, during a Calendar Quarter exceeds 55,200 Barrels per Day multiplied by the number of Days in the relevant Calendar Quarter, then Company will be issued a separate credit (a “Quarterly Transportation Credit”) for each such segment for which excess volumes were delivered equal to the Tariff Rate then in effect for such segment multiplied by the excess volume on the relevant segment. Quarterly Transportation Credits may be applied to a Wood River Quarterly Deficiency Payment or a Hartford Quarterly Deficiency Payment with respect to any of the subsequent eight Calendar Quarters. Quarterly Transportation Credits shall expire if not applied within eight Calendar Quarters.

Section 3.04 Loss of Available Capacity.

(a)	If, for any reason (other than outages caused by Carrier’s planned maintenance), the average daily capacity of the Pipeline segment between the Wood River Refinery and the Terminal during a given Calendar Quarter is less than the Company’s Wood River Minimum Quarterly Transportation Commitment for such Calendar Quarter, or if the capacity of the Pipeline segment between the Wood River Refinery and the Terminal is required to be allocated among shippers with the result that the average daily capacity of the Pipeline segment available to Company during a given Calendar Quarter is less than the Company’s Minimum Wood River Quarterly Transportation Commitment for such Calendar Quarter, then Company’s Minimum Wood River Quarterly Transportation Commitment for the applicable Calendar Quarter shall be reduced to equal the average daily capacity on the segment available to Company during such Calendar Quarter.

(b)	If, for any reason (other than outages caused by Carrier’s planned maintenance), the average daily capacity of the Pipeline segment between the Terminal and Explorer Pipeline during a given Calendar Quarter is less than the Company’s Minimum Hartford Quarterly Transportation Commitment for such Calendar Quarter, or if the capacity of the Pipeline segment between the Terminal and Explorer Pipeline is required to be allocated among shippers with the result that the average daily capacity of the Pipeline segment available to Company during a given Calendar Quarter is less than the Company’s Minimum Hartford Quarterly Transportation Commitment for such Calendar Quarter, then Company’s Minimum Hartford Quarterly Transportation Commitment for the applicable Calendar Quarter shall be reduced to equal the average daily capacity on the segment available to Company during such Calendar Quarter.

Section 3.05 Capacity Reservation.

(a)

In contemplation of future requirements, Company reserves 12,200 Barrels per Day of capacity (the “Wood River Reserved Capacity”) from the Origin Point at the Wood River Refinery to the Terminal, in addition to the 43,000 Barrels per Day of capacity included within the Minimum Wood River Quarterly Transportation Commitment (such 43,000 Barrels per Day of capacity, the “Wood River Base Capacity”), in consideration for which Company shall pay to Carrier a Monthly fee (the “Wood River Reservation Fee”) equal to (i) 12,200 Barrels per Day multiplied by the then-applicable Tariff Rate multiplied by (ii) the number of Days in the relevant Month. Carrier may offer transportation services to third parties on this pipeline segment in any capacity in excess of the Wood River Base

Capacity (such excess, including the Wood River Reserved Capacity, the “Wood River Surplus Capacity”) on an interruptible basis. In the event of apportionment, all capacity, including the Wood River Base Capacity and the Wood River Surplus Capacity, will be allocated in accordance with the Carrier’s prorationing policy.

(b)	In contemplation of future requirements, Company reserves 39,200 Barrels per Day of capacity (the “Hartford Reserved Capacity”) from the Origin Point at the Terminal to Explorer, in addition to the 16,000 Barrels per Day of capacity included within the Minimum Hartford Quarterly Transportation Commitment (such 16,000 Barrels per Day of capacity, the “Hartford Base Capacity”), in consideration for which Company shall pay to Carrier a Monthly fee (the “Hartford Reservation Fee”) equal to (i) 39,200 Barrels per Day multiplied by the then-applicable Tariff Rate multiplied by (ii) the number of Days in the relevant Month. Carrier may offer transportation services to third parties on this pipeline segment in any capacity in excess of the Hartford Base Capacity (such excess, including the Hartford Reserved Capacity, the “Hartford Surplus Capacity”) on an interruptible basis. In the event of apportionment, all capacity, including the Hartford Base Capacity and the Hartford Surplus Capacity, will be allocated in accordance with the Carrier’s prorationing policy.

(c)	Company may convert all or part of the Wood River Reserved Capacity to incremental Wood River Base Capacity, or may convert all or part of the Hartford Reserved Capacity to incremental Hartford Base Capacity, at the commencement of any Calendar Quarter upon 30 Days’ Notice. Whenever the Wood River Base Capacity or Hartford Base Capacity is increased according to this Section 3.05, the Minimum Quarterly Wood River Transportation Commitment or Minimum Quarterly Hartford Transportation Commitment, as the case may be, shall be increased by the same amount(s).

(d)	With respect to any Month in which volumes transported from the Origin Point at the Wood River Refinery to the Terminal or from the Origin Point at the Terminal to Explorer exceed the Wood River Base Capacity or Hartford Base Capacity, then the Wood River Reservation Fee or Hartford Reservation Fee shall be credited against the aggregate tariff due for such actual excess shipments by Company.

Section 3.06 Partial Period Proration.

(a)	If the Effective Date is any Day other than the first Day of a Calendar Quarter, or if this Agreement is terminated on any Day other than the last Day of a Calendar Quarter, then any calculation determined with respect to a Calendar Quarter will be prorated by a fraction, the numerator of which is the number of Days in that part of the Calendar Quarter beginning on the Effective Date or ending on the date of such termination, as the case may be, and the denominator of which is the number of Days in the Calendar Quarter.

(b)	If the Effective Date is any Day other than the first Day of a Month, or if this Agreement is terminated on any Day other than the last Day of a Month, then any quantity based on a Monthly determination will be prorated by a fraction, the numerator of which is the number of Days in that part of the Month beginning on the Effective Date or ending on the date of such termination, as the case may be, and the denominator of which is the number of Days in the Month.

Section 3.07 Special Reduction of Minimum Quarterly Transportation Commitment.

If Carrier’s use of all or part of the Pipeline for transportation of any Commodity shall be restrained, enjoined, restricted or terminated by (a) any Governmental Authority, (b) right of eminent domain or (c) the owner of leased land, Carrier, upon being notified of such restraint, enjoinder, restriction or termination, shall notify Company and the Minimum Quarterly Transportation Commitment shall be reduced to the extent that Carrier’s use of the part of the Pipeline is so restrained, enjoined, restricted or terminated.

Article IV. Tariffs

Section 4.01 Tariff.

Shipments under this Agreement shall be subject to, and the Parties shall be required to comply with, the provisions of the applicable Carrier Tariff. For so long as this Agreement is in effect, the Carrier Tariff shall include provisions substantially the same as, or having substantially the effect of, the following:

(a)	with respect to loss allowance:

(i)	Company shall pay to Carrier a Monthly fee (the “Loss Allowance Fee”) equal to 0.1% of an amount equal to the total number of Barrels of each Commodity injected into the Pipeline at the Origin Point at the Wood River Refinery during the relevant Month multiplied by the average midpoint of the prices published by Argus for Group 3 and for that Commodity on each publication Day during that Month; and

(ii)	Carrier shall be entitled to the value of volume gained in transit and shall be responsible for the value of any volume lost in transit. Company shall pay Carrier the value of any volume gained, and Carrier shall pay Company the value of any volume lost, with the value of a Commodity being equal to the average midpoint of the prices published by Argus for Group 3 and for that Commodity on each publication Day during that Month,

and

(b)	with regard to Tariff Rates:

(i)

Carrier may file with FERC (or the Illinois Commerce Commission, as the case may be) to adjust Tariff Rates annually beginning as of July 1, 2013, at a rate equal to 40% of the percentage change in the inflationary index promulgated by FERC, in accordance with FERC’s indexing methodology; provided, however, that if FERC terminates its indexing methodology and does not adopt a new methodology, the parties will negotiate in good faith any adjustments to existing Tariff Rates; and

(ii)	Carrier may file with FERC (or the Illinois Commerce Commission, as the case may be) to adjust tariff rates annually beginning January 1, 2014, at a rate equal to 60% of the positive change in the Producer Price Index for Finished Goods (Series ID WPUSOP3000) (such Index, the “PPI-FG”), as reported during the Month of October immediately before the effective date of the adjustment and with respect to the 12-Month period ending at the end of the Month of September immediately preceding such publication, provided that if, with respect to any such 12-Month period or periods, the PPI-FG has decreased, Carrier may file to subsequently increase its tariff rates under this provision only to the extent that the percentage change in the PPI-FG since the most recent previous PPI-FG-based increase in the Annual Commitment is greater than the cumulative decreases in the PPI-FG during the intervening periods.

For clarity, the Loss Allowance Fee described in Section 4.01(a)(i) and the entitlement and obligation described in Section 4.01(a)(ii) relate only to losses or gains of a type normally incurred in connection with the transportation of Commodities and are exceptions to and not modifications of the general provisions of Section 16.02.

Section 4.02 No Challenge of Rates.

Each of Company and Carrier agrees not to commence or support any tariff filing, application, protest, complaint, petition, motion, or other proceeding before FERC or the Illinois Commerce Commission for the purpose of requesting that FERC or the Illinois Commerce Commission accept or set Tariff Rates applicable to the Pipeline which are inconsistent with this Agreement, provided that Company reserves its rights under FERC regulations to challenge any proposed changes in the Tariff Rate (a) to the extent that such changes are inconsistent with the indexing method provided in 18 C.F.R. §342.3, or (b) through other rate changing methodologies under 18 C.F.R. §342.4.

Article V. Scheduling

Section 5.01 Scheduling.

For each Origin Point, Company shall provide Carrier with a written schedule by the tenth Day of the Month preceding the Month during which injections into the Pipeline are to be made, advising Carrier of the volumes of each Commodity to be tendered for transportation, and estimated date(s) of such tenders. Carrier will review and confirm its ability to receive according to the schedule by the 20th Day of such preceding Month.

Article VI. Quality

Section 6.01 Quality.

(a)	Company agrees not to deliver or cause to be delivered into the Pipeline any Non-Conforming Commodity.

(b)	Company shall be liable for all reasonable costs and losses in curing, removing, or recovering any Non-Conforming Commodities except to the extent that such non-conformity is due to the negligence or willful misconduct of Carrier. After such consultation with Company as may be practical under the circumstances, but otherwise at Carrier’s sole discretion, Carrier may attempt to blend the Non-Conforming Commodities, remove and dispose of the Non-Conforming Commodities, or, if necessary, recover any Non-Conforming Commodities from field locations and, except to the extent that such non-conformity is due to the negligence or willful misconduct of Carrier, Company shall reimburse Carrier for all reasonable costs associated therewith. Except to the extent that a non-conformity is due to the negligence or willful misconduct of Carrier, if Company’s Non-Conforming Commodities cause any contamination, dilution or other damages to the Commodities of other customers of Carrier, Company agrees to indemnify, defend and hold the Carrier Affiliated Parties harmless from and against any Claims incurred by, or charged against any of the Carrier Affiliated Parties, as a result of such event and shall be responsible for all costs and liabilities associated with or incurred as a result of such event.

Article VII. Monthly Statement; Payment; Liens

Section 7.01 Monthly Statement.

(a)	Promptly after the end of each Month, Carrier shall provide Company with a statement for such Month, showing for each Commodity: (i) the volume injected into a Pipeline at an Origin Point under each applicable Carrier Tariff, (ii) the Loss Allowance Fee due Carrier, and (iii) the tariff due to Carrier (after application of any credit of the Hartford Reservation Fee or the Wood River Reservation Fee pursuant to Section 3.05(d) and settlement of any obligations under Section 4.01(a)(ii)). If requested by Company, Carrier shall provide Company with copies of individual meter tickets for such Month, if available.

(b)	The Monthly statement for the last Month in each Calendar Quarter shall include any Wood River Quarterly Deficiency Payment or Hartford Quarterly Deficiency Payment that may be due after application of any credit pursuant to Section 3.03.

Section 7.02 Payment.

(a)

Payment of the amount(s) identified on each Monthly statement shall be due, without discount, on the later of (i) two Business Days after such Monthly Statement is received, and (ii) the 22nd Day of the Month in which such Monthly statement is received, provided that if such Day is not a Business Day, then such payment shall be due, without interest, on the next Business Day. Payments not paid by the due date shall bear interest at the rate of the lesser of 1.5% per Month and the maximum rate allowed by Law for each Month or portion of a Month thereafter during which such amount remains unpaid.

(b)	All payments shall be made to Carrier by automated clearing house to an account specified by Carrier from time to time, provided that as long as Carrier is an affiliate of Company, Carrier and Company may settle Company’s financial obligations to Carrier through Company’s normal interaffiliate settlement processes. Any bank charges incurred by Company in remitting funds by automated clearing house shall be for Company’s account. Acceptance by Carrier of any payment from Company for any charge or service after termination or expiration of this Agreement shall not be deemed a renewal of this Agreement or a waiver by Carrier of any default by Company hereunder.

(c)	If Company reasonably disputes any Monthly statement, in whole or in part, Company shall promptly notify Carrier in writing of the dispute and shall pay the undisputed portion according to the terms of this Section 7.02, and shall promptly seek to resolve the dispute including, if necessary, by arbitration as provided in Section 18.01. An arbitral panel may award reasonable interest on any unpaid amount determined to have been due to Carrier but withheld in good faith.

Section 7.03 Liens.

Company hereby grants to Carrier an irrevocable (a) lien on all of Company’s Commodities in transit and (b) power of attorney to dispose of such Commodities at fair market value to the extent of all amounts owed to Carrier by Company hereunder.

Article VIII. Title; Custody

Section 8.01 Title.

Company shall retain title to all of Company’s Commodities in transit on the Pipeline at all times. This provision does not preclude Company from any intraline transfer of title to a third party; in the event of such a transfer, such third party, and not Carrier, shall have title to the affected Commodity according to the terms of the relevant agreement between Company and such third party.

Section 8.02 Custody.

Carrier shall be deemed to have custody of a Commodity injected into the Pipeline from the time such Commodity passes through the flange connection between the relevant Origin Point and the Pipeline until it is delivered to Company or, at the direction of Company, to a third party through the flange connection (a) between the delivery hose at the Terminal’s truck loading rack and a receiving transport truck, or (b) between the Terminal and a receiving third party pipeline, as the case may be.

Article IX. Volume Determinations

Section 9.01 Volume Determinations—General.

(a)	All measurements, volume corrections and calibrations will be made in accordance with the most recent edition of the American Petroleum Institute’s Manual of Petroleum Measurement Standards.

(b)	All volume determinations shall be adjusted to a temperature of 60° Fahrenheit and a pressure of one standard atmosphere (14.7 PSIA) per the most recent edition of the American Petroleum Institute’s Manual of Petroleum Measurement Standards, Chapter 11 (viz., Table 6B, 6C, etc., whichever table is relevant to the Commodity being measured).

(c)	All Commodities delivered to or received from the Pipeline will be determined by calibrated custody transfer grade meter.

Section 9.02 Company’s Right to Witness.

A Company representative may witness the testing, calibration of equipment and meter reading, at Company’s expense. In the absence of a Company representative, Carrier’s measurements shall be deemed to be accurate.

Section 9.03 Delivery Determination.

The volumes of Company’s Commodities delivered hereunder shall be determined by Carrier’s or Explorer’s meter at the point nearest before the applicable custody transfer point and recorded on a bill of lading.

Article X. Insurance

Section 10.01 Insurance.

Insurance for Company’s Commodities, if any, that may be desired by Company, shall be carried by Company at Company’s expense. Should Company elect to carry Commodity insurance, then each policy of insurance shall be endorsed to provide a waiver of subrogation rights in favor of the Carrier Affiliated Parties. Carrier shall not be liable to Company for Commodity losses or shortages for which Company is compensated by its insurer.

Article XI. Taxes

Section 11.01 Taxes.

Company shall be responsible for and shall pay all sales Taxes and similar Taxes on goods and services provided hereunder and any other Taxes now or hereafter imposed by any Governmental Authority in respect of or measured by Commodities handled or stored hereunder or the manufacture, storage, delivery, receipt, exchange or inspection thereof, and Company agrees to promptly reimburse Carrier for any such Taxes Carrier is legally required to pay, upon receipt of invoice therefor. Each Party is responsible for all Taxes in respect of its own real and personal property.

Article XII. Health, Safety and Environment

Section 12.01 Spills; Environmental Pollution.

(a)	In the event of any Commodity spill or other environmentally polluting discharge caused by Carrier’s operation of the Pipeline, any clean-up resulting from any such spill or discharge and any liability resulting from such spill or discharge shall be the responsibility of Carrier, except to the extent such spill or discharge is caused by Company.

(b)	In the event and to the extent of any Commodity spill or other environmentally polluting discharge caused by Company or in connection with the operation of Company’s or a third party’s pipeline, barge, tank truck or transport trailer receiving Commodities on Company’s behalf, at its request or for its benefit, Carrier is authorized to commence containment or clean-up operations as deemed appropriate or necessary by Carrier or as required by any Governmental Authority, and Carrier shall notify Company of such operations as soon as practicable. All liability and reasonable costs of containment or clean-up shall be borne by Company except that, in the event a spill or discharge is caused by the joint negligence of both Carrier and Company or a third party’s pipeline, barge, tank truck or transport trailer receiving Commodities on Company’s behalf, at its request or for its benefit, liability and costs of containment or clean-up shall be borne jointly by Carrier and Company in proportion to each Party’s respective negligence.

(c)	For purposes of this Section 12.01, the negligence of a third party pipeline, barge, tank truck or transport trailer receiving Commodities on Company’s behalf, at its request or for its benefit shall be attributed to Company.

(d)	The Parties shall cooperate for the purpose of obtaining reimbursement if a third party is legally responsible for costs or expenses initially borne by Carrier or Company.

Article XIII. Force Majeure

Section 13.01 Suspension during Force Majeure Events.

As soon as possible upon the occurrence of a Force Majeure, a Party affected by a Force Majeure event shall provide the other Party with written notice of the occurrence of such Force Majeure. Each Party’s obligations (other than an obligation to pay any amounts due to the other Party) shall be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event to the extent that such an event prevents a Party from performing its obligations under this Agreement (other than an obligation to pay amounts due to the other Party). At the conclusion of the Force Majeure event, the Minimum Wood River Quarterly Transportation Commitment, Minimum Hartford Quarterly Transportation Commitment, Wood River Reserved Capacity or Hartford Reserved Capacity with respect to each Calendar Quarter in which the Force Majeure event remained in effect shall be ratably reduced to reflect such suspension.

Section 13.02 Obligation to Remedy Force Majeure Events.

A Party affected by a Force Majeure event shall take commercially reasonable steps to remedy such situation so that it may resume the full performance of its obligations under this Agreement within a reasonable period of time.

Section 13.03 Strikes and Lockouts.

The settlement of strikes, lockouts and other labor disturbances shall be entirely within the discretion of the affected Party and the requirement to remedy a Force Majeure event within a reasonable period of time shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing Person when such course is inadvisable in the discretion of the Party having the difficulty.

Section 13.04 Action in Emergencies.

Carrier may temporarily suspend performance of the services to prevent injuries to persons, damage to property or harm to the environment.

Article XIV. Notices

Section 14.01 Notices.

Unless otherwise specifically provided in this Agreement, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to Carrier:	If to Company:

Phillips 66 Carrier LLC	Phillips 66 Company
c/o Phillips 66 Pipeline LLC	3010 Briarpark Dr.
3010 Briarpark Dr.	Houston, TX 77042
Houston, TX 77042	Attn: General Counsel
Attn: President

Either Party may change its address for Notice upon Notice to the other in accordance with this Section 14.01.

Section 14.02 Effective upon Receipt.

Any Notice given in the manner set forth in Section 14.01 shall be effective upon actual receipt if received during Normal Business Hours, or at the beginning of the recipient’s next Business Day if not received during Normal Business Hours.

Article XV. Applicable Law

Section 15.01 Applicable Law.

Regardless of the place of contracting, place(s) of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements to it, shall be governed and interpreted in accordance with the laws of the state of Texas without regard to the principles of conflicts of law or any other principle that might apply the law of another jurisdiction.

Article XVI. Limitation of Liability

Section 16.01 No Liability for Consequential Damages.

In no event shall either Party be liable to the other Party for, and no arbitral panel is authorized to award, any punitive, special, indirect or consequential damages of any kind or character resulting from or arising out of this Agreement, including, without limitation, loss of profits or business interruptions, however they may be caused.

Section 16.02 Limitation of Liability.

Notwithstanding anything to the contrary in this Agreement, Carrier shall in no event be liable for loss of, or damage to, any Commodities of Company except to the extent caused by Carrier’s negligence, or the negligence of Carrier’s employees, agents, contractors or subcontractors, in the safekeeping and handling of any Commodity of Company. In no event shall Carrier be liable for more than the replacement of lost or damaged Commodities or, at its option, payment of the replacement cost of any lost or damaged Commodities. Each Party shall be discharged from any and all liability with respect to services performed and any loss or damage Claims arising out of this Agreement unless suit or action is commenced within two years after the applicable cause of action arises.

Article XVII. Default

Section 17.01 Default.

Should either Party default in the prompt performance and observance of any of the terms and conditions of this Agreement, and should such default continue for 30 Days or more after Notice thereof by the non-defaulting Party to the defaulting Party, or should either Party become insolvent, commence a case for liquidation or reorganization under the United States Bankruptcy Code (or become the involuntary subject of a case for liquidation or reorganization under the United States Bankruptcy Code, if such case is not dismissed within 30 Days), be placed in the hands of a state or federal receiver or make an assignment for the benefit of its creditors, then the other Party shall have the right, at its option, to terminate this Agreement immediately upon Notice to the other Party.

Section 17.02 Non-Exclusive Remedies.

Except as otherwise provided, the remedies of Carrier and Company provided in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies in favor of Carrier or Company, at Law or equity.

Section 17.03 Right to Terminate.

In the event of a default by Company, the amounts theretofore accrued shall, at the option of Carrier, become immediately due and payable and Carrier shall also have the right, at its option, to terminate this Agreement. In the event of a default by Carrier, Company shall also have the right, at its option, to terminate this Agreement, provided Company has paid Carrier for the amounts that have accrued to the date of such termination.

Article XVIII. Miscellaneous

Section 18.01 Disputes between the Parties.

Any dispute between the Parties in connection with this Agreement shall be resolved by arbitration in accordance with the procedures set forth in Exhibit B; provided, however, that either Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and sitting in Houston, Texas, if such Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo ante.

Section 18.02 Assignment.

(a)	Neither Party may assign its rights under this Agreement without prior written consent of the other Party except:

(i)	if WRB Refining LP transfers the Wood River Refinery, Company may assign this Agreement to the transferee subject to the provisions of Section 18.02(b); and

(ii)	Carrier may make collateral assignments of this Agreement to secure working capital financing;

provided, however, that in no event shall Company be required to consent to Carrier’s assignment of this Agreement to any Person that is engaged in the business of refining and marketing petroleum products (or that directly or indirectly Controls or is Controlled by a Person that is engaged in the business of refining and marketing petroleum products) in the states of Illinois or Missouri.

(b)	Upon an assignment of this Agreement by either Party, the assigned rights and obligations shall be novated into a new agreement with the assignee, and such assignee shall be responsible for the performance of the assigned obligations unless the non-assigning Party has reasonably determined that the assignee is not financially or operationally capable of performing such assigned obligations, in which case the assignor shall remain responsible for the performance of such assigned obligations.

Section 18.03 Partnership Change in Control.

Company’s obligations hereunder shall not terminate in connection with a Partnership Change in Control. Carrier shall provide Company with Notice of any Partnership Change in Control at least 60 Days prior to the effective date thereof.

Section 18.04 No Third-Party Rights.

Except as expressly provided, nothing in this Agreement is intended to confer any rights, benefits or obligations to any Person other than the Parties and their respective successors and assigns.

Section 18.05 Compliance with Laws.

Each Party shall at all times comply with all Laws as are applicable to its performance of this Agreement.

Section 18.06 Severability.

If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 18.07 Non-Waiver.

The failure of any Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless the other Parties are so notified by such Party in writing. Any waiver by a Party of a default by any other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall not be deemed to be a waiver of such provision, condition, covenant or requirement, nor shall any such waiver in any manner release such other Party from the performance of any other provision, condition, covenant or requirement.

Section 18.08 Entire Agreement.

This Agreement, together with all exhibits attached hereto, constitutes the entire Agreement between the Parties relating to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.

Section 18.09 Amendments.

This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by both Parties.

Section 18.10 Survival.

Any indemnification granted hereunder by one Party to the other Party shall survive the expiration or termination of all or any part of this Agreement.

Section 18.11 Counterparts; Multiple Originals.

This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.

Section 18.12 Exhibits.

The exhibits identified in this Agreement are incorporated in this Agreement and constitute a part of this Agreement. If there is any conflict between this Agreement and any exhibit, the provisions of the exhibit shall control.

Section 18.13 Table of Contents; Headings; Subheadings.

The table of contents and the headings and subheadings of this Agreement have been inserted only for convenience to facilitate reference and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 18.14 Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

Section 18.15 Business Practices.

Carrier shall use its best efforts to make certain that all billings, reports, and financial settlements rendered to or made with Company pursuant to this Agreement, or any revision of or amendments to this Agreement, will properly reflect the facts about all activities and transactions handled by authority of this Agreement and that the information shown on such billings, reports and settlement documents may be relied upon by Company as being complete and accurate in any further recording and reporting made by Company for whatever purposes. Carrier shall notify Company if Carrier discovers any errors in such billings, reports, or settlement documents.

Section 18.16 Effect of Company Restructuring.

If WRB Refining LP decides to restructure its supply, refining or sales operations at the Wood River Refinery in such a way as could reasonably be expected to materially and adversely affect the economics of Company’s performance of its obligations under this Agreement, then the Parties will negotiate in good faith a reduction in Company’s Commitment or an exchange of the Pipeline for other assets not so affected.

Section 18.17 Effect of Discontinuation of Publication.

If Argus ceases to provide the information to be obtained therefrom pursuant to this Agreement, the Parties shall negotiate in good faith to agree upon a replacement publication or pricing mechanism.

[Signature page follows.]

IN WITNESS WHEREOF, Carrier and Company have signed this Agreement as of the Effective Date.

PHILLIPS 66 CARRIER LLC	PHILLIPS 66 COMPANY

By:	By:
Name:	Name:
Title:	Title:

Signature Page/Amended and Restated Throughput and Deficiency Agreement

Exhibit A

Commodities

•	Ultra Low Sulfur Diesel

•	Jet Fuel

•	Natural Gasoline

•	Reformate

•	Butane

•	Liquid Petroleum Gas

•	Non-Premium Gasoline

•	Non-Premium RBOB Gasoline

•	Premium Gasoline

•	Premium RBOB Gasoline

•	Transmix

•	Naphtha

Exhibit A/Page 1

Exhibit B

Arbitration Procedure

Either Party may initiate dispute resolution procedures by sending a Notice to the other Party specifically stating the complaining Party’s Claim and by initiating binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, provided that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas.

Notwithstanding anything herein and regardless of any procedures or rules of the Center for Public Resources, it is expressly agreed that the following shall apply and control over any other provision in this Agreement:

(a)	All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(b)	Except to the extent that the Parties may agree upon selection of one or more arbitrators, the Center for Public Resources shall select arbitrators from a panel reviewed by the Parties. The Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications. Challenges shall be resolved in accordance with Center for Public Resource rules.

(c)	The Parties shall have at least 20 Days following the close of hearing within which to submit a brief (not to exceed 18 pages in length) and ten Days from date of receipt of the opponent’s brief within which to respond thereto.

(d)	The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

Exhibit A/Page 1

(e)	The fees and expenses of any mediator or arbitrator shall be shared equally by the Parties.

(f)	The Parties may, by written agreement (signed by both Parties), alter any time deadline or location(s) for meetings.

Time is of the essence for purposes of the provisions of this Exhibit.

Exhibit A/Page 2